Exhibit 99.(A)(8)

Cell Therapeutics, Inc. Announces Completion of
Exchange Offer for  Convertible Subordinated Notes

Approximately $145.4 Million Aggregate Principal Amount of
5.75% Convertible Subordinated Notes Tendered for Exchange

December 18, 2002 Seattle—Cell Therapeutics, Inc. (CTI) (NASDAQ: CTIC) announced today that $145,360,000 aggregate principal amount of its 5.75% Convertible Subordinated Notes due June 15, 2008 were tendered for exchange in its exchange offer for approximately $85,466,000 aggregate principal amount of its new 5.75% Convertible Senior Subordinated Notes due June 15, 2008 and cash payments in lieu of the issuance of fractional portions of new notes in the amount of approximately $5,680. The Exchange Offer expired at 12:00 midnight (Eastern Time) on Tuesday, December 17, 2002. Approximately $29.6 million aggregate principal amount of its 5.75% Convertible Subordinated Notes were not tendered for exchange and will be subordinate to the Company’s senior debt and the new 5.75% Convertible Senior Subordinated Notes.

As a result of the exchange offer, the Company reduced the aggregate principal amount of its outstanding convertible debt by approximately $59,888,000 and its related annual cash interest payments by approximately $3.4 million.

CIBC World Markets served as the Dealer Manager for the exchange offer.

About Cell Therapeutics, Inc.

Based in Seattle, CTI is a biopharmaceutical company committed to developing an integrated portfolio of oncology products aimed at making cancer more treatable. For additional information, please visit www.cticseattle.com.

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This announcement includes forward-looking statements that involve a number of risks and uncertainties, the outcome of which could materially and/or adversely affect actual future results. Risks and uncertainties which could materially and/or adversely affect actual results of CTI are those related to CTI’s products under development, including risks associated with preclinical and clinical developments in the biopharmaceutical industry in general and with CTI’s products under development in particular including, without limitation, the potential failure of all compounds to prove safe and effective for treatment of disease, determinations by regulatory, patent and administrative governmental authorities, competitive factors, technological developments, costs of developing, producing and selling CTI’s products under development, and the risk factors listed or described from time to time in the Company’s filings with the Securities and Exchange Commission including, without limitation, the Company’s most recent filings on Forms 10-K, 8-K, S-3, S-4 and 10-Q.

Additional Information and Where To Find It

CTI has filed a registration statement on Form S-4 and a prospectus in connection with the exchange offer. Investors and holders of notes are encouraged to read the registration statement and the prospectus. The registration statement and the prospectus contain important information about CTI, the exchange offer and related matters. Investors and holders of notes may obtain free copies of the documents through the web site maintained by the Securities and Exchange Commission at www.sec.gov.

In addition to the registration statement and the prospectus, CTI files annual, quarterly and special reports, proxy statements and other information with the Securities and Exchange Commission. You may read and copy any reports, statements or other information filed with the Securities and Exchange Commission by CTI at the SEC Public Reference Rooms at 450 Fifth Street NW, Washington, DC 20549 or at any of the other public reference rooms of the Securities and Exchange Commission in New York, Chicago and Illinois. Please call the Securities and Exchange Commission at 1-800-SEC-0330 for further information on the public reference rooms. CTI’s filings with the Securities and Exchange Commission are also available to the public from commercial retrieval services and at the web site maintained by the SEC at www.sec.gov.

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For further information please contact:

Investors Cell Therapeutics, Inc. Leah Grant T: 206.282.7100 F: 206.272.4010 E: invest@ctiseattle.com	Media Cell Therapeutics, Inc. Candice Douglass T: 206.272.4472 F: 206.272.4010 E: media@ctiseattle.com